Exhibit 10.1

DIRECTOR AGREEMENT

THIS AGREEMENT (The “Agreement”) is effective as of the 24 day of February, 2025 (the “Effective Date”), and is by and between AELUMA, INC., a Delaware corporation (hereinafter referred to as the “Company”), and Michael Byron (hereinafter referred to as the “Director”).

BACKGROUND

The Company’s Board of Directors (the “Board”) and the Director desire to memorialize the role of the Director and to have the Director perform the duties required of such position in accordance with the terms and conditions of this Agreement.

AGREEMENT

NOW THEREFORE, in consideration for the above recited promises and the mutual promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Director hereby agree as follows:

1.	DUTIES. The Company requires that the Director be available to perform the duties of a director customarily related to this function and as may be required by the Company’s constituent instruments, including its certificate of incorporation, bylaws and its corporate governance and board committee charters, each as amended or modified from time to time, and by applicable law, including by Delaware’s General Corporation Law (the “DGCL”) and such other services mutually agreed to by the Director and the Company.

The Director agrees to devote as much time as is reasonably necessary to perform the duties as the Director of the Company, including duties as a member of any committees as the Director may hereafter be appointed to by the Board. Furthermore, the Director shall make reasonable business efforts to attend all Board meetings.

The Director will perform such duties described herein in accordance with the general fiduciary duty of directors arising under the DGCL.

“Duties” mean all services and responsibilities included or contemplated by this Section 1.

2.

TERM. The term of this Agreement shall be from the Effective Date through November 30, 2025 (the “Term”), unless terminated as provided for in this Section 2. This Agreement shall terminate upon the earlier of the following:

	a.	Removal of the Director as a director of the Company, upon proper stockholder action in accordance with the ByLaws and Certificate of Incorporation of the Company and applicable law;

	b.	Resignation of the Director as a director of the Company upon written notice to the Board; or

	c.	Director’s failure to be reelected by the Company’s stockholders at a meeting duly called for such purpose.

3.	COMPENSATION. While this Agreement is in effect, the Director shall perform duties as a Director and/or a member of the committees of the Board, be compensated for such and be reimbursed expenses in accordance with the Schedule A attached to this Agreement, subject to the following:

	a.	The Director is solely responsible for taxes arising out of any compensation paid by the Company to the Director under this Agreement, and the Director understands that he will be issued a U.S. Treasury form 1099 for any compensation paid to him by the Company. The Director acknowledges and agrees that because he is not an employee of the Company the Company will not withhold any amounts for taxes from any of his payments under the Agreement.

	b.	The Company may offset any and all monies payable to the Director to the extent of any undisputed monies owing to the Company from the Director.

4.	CONFIDENTIALITY. The Company and the Director each acknowledge that the Director shall necessarily be obtaining access to certain confidential information concerning the Company and its affairs, including, but not limited to business methods, information systems, financial data and strategic plans which are unique assets of the Company (“Confidential Information”). The Director will comply with his fiduciary duties with respect to such information.

5.	INDEPENDENCE. The Director acknowledges that his/her appointment hereunder is contingent upon the Board’s determination that he/she is “independent” with respect to the Company, in accordance with the listing requirements of the Nasdaq and NYSE stock exchanges, and that his/her appointment may be terminated by the Company in the event that the Director does not maintain such independence standard.

6.	TERMINATION. The Director may terminate this Agreement at any time upon written notice, and the Company shall be obligated to pay to the Director the compensation and expenses due up to the date of the termination. Nothing contained herein or omitted herefrom shall prevent the stockholder(s) of the Company from removing the Director in accordance with the Company’s Bylaws.

7.	INDEMNIFICATION. The Company shall indemnify, defend and hold harmless the Director, to the full extent allowed by the law of the State of Delaware and as provided by, or granted pursuant to, any charter provision, bylaw provision, agreement with Director (“Indemnification Agreement”), vote of stockholders or disinterested directors or otherwise, for all actions in the Director’s official capacity. In addition, the Company shall use its best efforts to purchase and maintain a customary directors’ and officers’ liability insurance policy (or policies) during the term of this Agreement and thereafter.

8.	NOTICE. Any and all notices referred to herein shall be sufficient if furnished in writing at the addresses specified on the signature page hereto or, if to the Company, to the Company’s address as specified in filings made by the Company with the U.S. Securities and Exchange Commission.

9.	GOVERNING LAW. This Agreement shall be interpreted in accordance with, and the rights of the parties hereto shall be determined by, the laws of the State of Delaware without reference to that state’s conflicts of laws principles.

10.	ASSIGNMENT. The rights and benefits of the Company under this Agreement shall be transferable, and all the covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, its successors and assigns. The duties and obligations of the Director under this Agreement are personal and therefore the Director may not assign any right or duty under this Agreement without the prior written consent of the Company.

11.	GENERAL.

	a.	SEVERABILITY. If any provision of this Agreement shall be declared invalid or illegal, for any reason whatsoever, then, notwithstanding such invalidity or illegality, such invalid or illegal provision shall be replaced with a valid and legal provision that as closely as possible reflects the parties’ intent, and the remaining terms and provisions of this Agreement shall remain in full force and effect in the same manner as if the invalid or illegal provision had not been contained herein.

	b.	EFFECT OF WAIVER. The waiver by either party of the breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

	c.	ARTICLE HEADINGS. The article headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

	d.	COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Facsimile or electronic (including by DocuSign) execution and delivery of this Agreement is legal, valid and binding for all purposes.

	e.	ENTIRE AGREEMENT; AMENDMENT. Except as provided elsewhere herein, this Agreement, the Indemnification Agreement, the Company’s Certificate of Incorporation, the Company’s Bylaws and the plan and agreements governing the equity compensation provided for herein, set forth the entire agreement of the parties with respect to its and their subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter. The terms set forth in this Agreement shall not be changed, altered, modified or amended, except by a written agreement that (i) explicitly states the intent of the parties hereto to supplement the terms herein and (ii) is signed by both parties hereto.

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IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of February 10, 2025.

AELUMA, INC

By:
Name:	Jonathan Klamkin
Title:	Chief Executive Officer

DIRECTOR:

Michael Byron

SCHEDULE A

I	POSITION:	DIRECTOR.

II.	COMPENSATION:

FEES. For all Duties rendered by the Director pursuant to this Agreement, both during and outside of normal working hours, including but not limited to, making reasonable business efforts to (i) attend all required meetings of the Board or applicable committees thereof, executive sessions of the Directors, (ii) review filing reports and other corporate documents as requested by the Company, and (iii) provide comments as to business matters as requested by the Company, the Company agrees to compensate the Director as set forth herein.

STOCK. The Director shall be granted a total amount of 45,833 stock options to purchase the Company’s Common Stock (the “Option”), which shall vest in accordance with the following schedule:

■	833 stock options shall vest on February 28, 2025; and

■	15,000 stock options shall vest each on May 31, 2025; August 31, 2025; and November 30, 2025.

If Director resigns or is otherwise terminated in accordance with the terms of this Agreement and/or the Company’s certificate of incorporation or Bylaws, any unvested options shall be immediately cancelled and Director will have 90 days to exercise any vested options.

The exercise price per share of the Option will be determined by the Board or Committee when the Option is granted, and shall be equal to 100% of the Closing Price on the date of grant of such Option. The Option will be subject to the terms and conditions under the Company’s 2021 Equity Incentive Plan (the “Plan).

The Option is not transferable to another party and Director will be subject to all the SEC reporting requirements associated with the grant, exercise and sale of this equity compensation.

Additional compensation for serving on the Company’s committees is payable as follows, if applicable:

■	Service on audit committee: 8,350 stock options per year (16,700 stock options per year for the chair of such committee) – vesting in equal quarterly increments

■	Service on compensation committee: 6,263 stock options per year (12,525 stock options per year for the chair of such committee) – vesting in equal quarterly increments

■	Service on nominating/governance committee: 5,010 stock options per year (10,020 stock options per year for the chair of such committee) – vesting in equal quarterly increments

All options, unless otherwise specified, will have an exercise price equal to the fair market value at the time of issuance.

EXPENSES. During the term of the Director’s service as a director of the Company, the Company shall promptly reimburse the Director for all expenses incurred by him/her in connection with attending (a) all meetings of the Board or applicable committees thereof, (b) executive sessions of the Directors, (c) stockholder meetings, and (d) such other Company business as director is requested to perform, as a director or a member of any committee of the Board, provided that any such expenses over $1,000.00 shall be approved by the Company in writing in advance. In addition, the Director shall rely on the Company to arrange all hotel accommodations in connection with any such meetings the Director must attend. The amount of such expenses eligible for reimbursement by the Company during a calendar year shall not affect such expenses eligible for reimbursement by the Company in any other calendar year, and the reimbursement of any such eligible expenses shall be made within thirty days after the reimbursement request and associated receipts have been submitted to the Company.

NO OTHER BENEFITS OR COMPENSATION. The Director acknowledges and agrees that he is not granted or entitled to any other benefits or compensation from the Company for services provided under this Agreement except expressly provided for in this Schedule A.

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